                                                                    Exhibit 3.13

                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                           ARP ACQUISITION CORPORATION


IRWIN D. MILLER and M. GLENN GILBERT certify that:

     1. They are the President and the Assistant Secretary, respectively, of ARP Acquisition Corporation, a California corporation.

     2. Article I of the Articles of Incorporation of this corporation is amended to read as follows:

            "The name of this corporation is Adams Rite Products, Inc."

     3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

     4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with
            Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation is 50,000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATED:   August 13, 1986

                                       /s/ Irwin D. Miller
                                       ----------------------------------------
                                       Irwin D. Miller, President



                                       /s/ M. Glenn Gilbert
                                       ----------------------------------------
                                       M. Glenn Gilbert, Assistant Secretary